Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

November 16, 2023

Jessica Snyder

Via Email

Dear Jessica:

We are very pleased to offer you the role of Chief Executive Officer of Argo Group International Holdings, Ltd. (the “Company”) on the terms and conditions outlined in this offer letter (“Letter”).

1.              Effective Date: This offer and your role as Chief Executive Officer of the Company will become effective on the date of this Letter. Your employer will continue to be the Company’s subsidiary, Argonaut Management Services, Inc. (“AMSI”).

2.              Duties: In your capacity as Chief Executive Officer, you will perform such senior executive duties, services and responsibilities on behalf of the Company and its affiliates consistent with such position as may be reasonably assigned to you from time to time. In performing such duties, you will report directly to the Board of Directors of the Company (the “Board”), and, as may be directed by the Board, any designee of the Board.

3.              Location: Your primary work location will be the Company’s office in New York, New York, subject to business travel on behalf of the Company.

4.              Base Salary: During your employment as Chief Executive Officer of the Company, you will be paid an annual base salary of $700,000, payable in accordance with AMSI’s standard payroll practices, and subject to all withholdings and deductions as required by applicable law. Your position will be classified as exempt and therefore not eligible for overtime pay.

5.              Annual Bonus: You will be eligible to earn a performance-based cash bonus with a target annual bonus opportunity equal to 100% of your annual base salary, based on the terms and conditions of the annual or short-term bonus plan of the Company as in effect from time to time, and subject to all withholdings and deductions as required by applicable law.

6.              Long-Term Incentive Award: You will be eligible to participate in the Executive Long-Term Incentive Plan of the Company to be approved by the Board (the “ELTIP”). As soon as practicable after the date of this Letter, the Company will recommend to the Board that you receive a one-time award having a grant date target value equal to $7,500,000 (the “ELTIP Award”). The ELTIP Award will be subject to approval by the Board, and subject to the terms and conditions of the documentation governing the ELTIP, including an award agreement evidencing your ELTIP Award, which will be provided to you separately.

7.              Retention Bonus: As of the date of this Letter, you will be granted a one-time, special cash retention bonus in the amount of $700,000 (the “Retention Bonus”) that will vest and be payable in three equal installments on each of March 15, 2024, March 15, 2025 and March 15, 2026 (each, a “Vest Date”) (or on the Company’s first payroll date following the applicable Vest Date), subject to all withholdings and deductions as required by applicable law, and subject to your continuous employment with the Company through each applicable Vest Date. The full terms and conditions of the Retention Bonus will be included in an award agreement, which will be provided to you separately. The Retention Bonus shall replace in its entirety and fully satisfy any rights you have under the Cash Award Agreement, dated as of March 15, 2023, by and between you and the Company.

8.              Relocation: Subject to and conditioned on the continuation of your employment with the Company and AMSI for twenty-four (24) consecutive months, and your relocating to New York, New York within six months, in each case, following the date of this Letter, we are offering relocation assistance to you as outlined in the Company’s Domestic Relocation Policy in effect on the date of this Letter, which will be provided to you separately. By signing below, you acknowledge and agree that you understand and agree that should you terminate your employment within twenty-four (24) months after the date of this Letter, you will repay AMSI the full amount of relocation assistance payment within thirty (30) days after your employment ends, and AMSI will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to you by AMSI or any of its affiliates, in accordance with applicable law.

9.              Benefits: We recognize that our employees are our most important asset; therefore, we provide a comprehensive and competitive benefits package. During your employment with the Company, you will be entitled to participate in the various benefit plans and policies currently and hereinafter maintained by AMSI of general applicability to other senior executives of AMSI, subject to the terms, conditions and restrictions of such plans and policies. The Company and AMSI reserve the right, in their sole discretion, to prospectively modify, reduce, amend or terminate, without prior notice, any and all benefits, compensation and/or bonus or award offerings, and plans and/or policies in effect from time to time, to the extent permitted by applicable law.

10.            Severance: You will continue to participate in the Executive Severance Plan of the Company, effective as of January 1, 2021, and amended and restated as of April 26, 2022 (the “ESP”) from the date of this Letter through December 31, 2024, at which time your participation in, and eligibility to receive any severance payments and benefits under, the ESP shall cease.

11.            Policies and Procedures: It has always been the policy of the Company that its employees conduct business honestly, ethically and in full accordance with the law.  The manner in which the Company carries on its business, and the perception of such conduct by our customers and the general public, is a critical element in achieving that purpose.  Thus, during your employment with the Company, you will continue to be subject to the terms and conditions of AMSI’s employee handbook, which summarizes many of the Company’s criteria regarding proper business practices to assist each employee in understanding and complying with the Company’s policies, standards and expectations, including its Code of Business Ethics & Conduct and policies regarding insider trading, and you will continue to be subject to a Dispute Resolution Agreement with the Company. The Company celebrates diversity and values the contributions of our colleagues. Our employees demonstrate a steadfast commitment to operate as a responsible, profitable specialty insurer where all stakeholders share in our success.  We foster, cultivate and preserve an inclusive culture through the core values that help drive our behaviors and decisions every day: (i) the entrepreneurial spirit; (ii) doing the right thing; (iii) collaborating and (iv) respecting each other.

12.            At-Will Employment: Your employment with the Company and AMSI is “at-will,” and may be terminated by you or the Company at any time with or without cause and with or without notice. Although the terms and conditions of your employment with the Company and AMSI may change from time to time, such changes will not affect the “at-will” nature of your employment, which may only be changed by an express written agreement between you and the Company. You acknowledge that the changes to the terms and conditions of your employment and position as contemplated by this Letter do not constitute “Good Reason” under the ESP (or any similar provision of any other applicable arrangement of the Company). Without limiting the generality of the foregoing, the Good Reason Acknowledgment, dated as of March 15, 2023, by and between you and the Company shall remain in full force and effect.

13.            Code Section 409A: The intent of the parties is that payments and benefits under this Letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company and AMSI for purposes of any payments under this Letter which are subject to Section 409A of the Code until you have incurred a “separation from service” from the Company and AMSI within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Letter shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter during the six (6)-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. Furthermore, if any payment made under this Agreement is subject to payment during a specified time frame (e.g., within sixty (60) days of a termination of employment) as opposed to payment on a specific payment date (e.g., January 1, 2024), the Company, in its sole discretion, will determine the exact date upon which such payment will be made during the specified payment period. Finally, if the period after the date of termination during which the general release agreement must become effective spans two calendar years, any payments or benefits conditioned on the general release agreement will not be made or commence to be made until the second calendar year.

14.            Governing Law: This Letter shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

15.            Miscellaneous: This Letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings, agreements or representations, whether oral or written, between the parties with respect to the subject matter hereof, including the Offer Letter, dated as of August 2, 2022, by and between you and AMSI. This Letter is binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. In the event that any one or more of the provisions of this Letter becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Letter will not be affected thereby. This Letter may be executed by electronic means and delivered in counterparts (including by .pdf file), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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We look forward to your leadership of the Company, and are confident in the key role that you will play in our long-term strategy. Please let us know if you have any questions about this Letter.

Sincerely,

Argo Group International Holdings, Ltd.

/s/ Jon Bayer
Name: Jon Bayer
Title: Authorized Signatory

Accepted and Agreed:
November 16, 2023
/s/ Jessica Snyder
Jessica Snyder	Date

Address:	Telephone:	Web:
225 W. Washington St., 24th Floor	312.849.6900	www.argogroup.com
Chicago, IL 60606	800.422.9120 toll free